Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of September    , 2013 (the “Effective Date”), by and between ECM Energy Services, Inc., a Delaware corporation (the “Company”) having its principal place of business at 1000 Commerce Park Drive, Suite 301, Williamsport, PA 17701, and Robert Veshosky (“Executive”, and the Company and the Executive collectively referred to herein as the “Parties”) having an address at 146 Tartan Dr, Greensburg, PA 15601.

W I T N E S S E T H:

WHEREAS, the Company desires to hire Executive and to employ him as the Company’s Senior Vice President of Operations commencing October 1, 2013, and the Parties desire to enter into this Agreement embodying the terms of such employment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Title and Job Duties.

(a) Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as Senior Vice President of Operations. Executive shall report directly to the President of the Company.

(b) Executive accepts such employment and agrees, during the term of his employment, to devote his full business and professional time and energy to the Company, and agrees faithfully to perform his duties and responsibilities in an efficient, trustworthy and business-like manner. Executive also agrees that the Chief Executive Officer of the Company (the “CEO”) shall determine from time to time such other duties as may be assigned to him. Executive agrees to carry out and abide by such directions of the CEO. Visible leadership is expected from Executive, which will require frequent travelling (including but not limited to the Company’s corporate offices in Williamsport, PA and Houston, Texas).

(c) Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Company, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder. The foregoing shall not apply to Executive’s involvement in associations, charities and service on another entity’s board of directors, provided such involvement does not interfere with Executives responsibilities (and as it pertains to any service on another entity’s board of directors, provided such action is pre-approved by the Company).

2. Salary and Additional Compensation.

(a) Base Salary. The Company shall pay to Executive an annual base salary (“Base Salary”) of $180,000, less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures. The Compensation Committee shall review the

Executive’s Base Salary no less than annually and may increase (but not decrease) such Base Salary during the term of this Agreement.

(b) Annual Bonus. Commencing with the year ended December 31, 2014, Executive may be entitled to receive an annual cash bonus (the “Annual Bonus”), payable with respect to each year of the Term subsequent to the issuance of the Company’s final audited financial statements for such year, but in no event later than 120 days after the end of the Company’s most recently completed fiscal year. The final determination on the amount, if any, of the Annual Bonus will be made by, and in the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Board”) (or the Board, if such committee has been dissolved), based on criteria established by the Compensation Committee of the Board (or the Board, if such committee has been dissolved) within ninety (90) days of the beginning of such fiscal year. The Compensation Committee of the Board (or the Board, if such committee has been dissolved) may also consider other more subjective factors in making its determination. The targeted amount of the Annual Bonus shall be 75% of the Executive’s Base Salary and the maximum amount of the Annual Bonus shall be 150% of the Executive’s Base Salary. The actual Annual Bonus, if any, for any given period may be lower than 75%. For any fiscal year in which Executive is employed for less than the full year, Executive may receive a bonus which is prorated based on the number of full months in the year which are worked.

(c) Annual Equity Grant. Commencing with the 2015 equity grants, which may be granted in the fourth quarter of 2014, Executive may be entitled to receive an annual equity grant (the “Annual Equity Grant”), issuable with respect to each year of the Term. The final determination on the amount, if any, and the form of the Annual Equity Grant will be made by, and in the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Board”) (or the Board, if such committee has been dissolved). The targeted amount of the Annual Equity Grant shall be 50% of the Executive’s Base Salary. The Annual Equity Grant shall be made pursuant to the ECM Energy Services, Inc. 2013 Stock Plan, and shall in all respects be subject to the terms and conditions of such plan. The Compensation Committee may in its sole and absolute discretion grant from time to time Executive additional options in such amounts and under such terms and conditions, as the Compensation Committee may determine in its sole and absolute discretion.

(d) Location Bonus. Executive shall also be entitled to a one-time bonus of $20,000 payable if, and only if, any new rental locations opened by the Company and designated by the Company in writing as a location for which Executive will be responsible achieves cumulative earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $1,000,000 within 18 months of the opening of such new rental location. The above bonus shall be payable within 30 days of the Company’s filing of it Form 10-Q or Form 10-K (with respect to the fourth quarter of any fiscal year) for the quarter in which such bonus is earned.

(e) Option Grant. Contemporaneous with the Executive’s execution of this Agreement, Executive will receive a grant (the “Stock Option Grant”) of stock options (the “Stock Options”) to purchase 80,000 shares of the Company’s common stock at an exercise price per share of $6.00. The Stock Options shall have a term of five years and shall vest in three (3) equal installments (or 26,667 shares each installment with 26,666 shares on the final installment) on each of the succeeding three anniversary dates of the Executive’s execution of this Agreement

(i.e. the first such installment shall vest on the first anniversary of the Effective Date of this Agreement), provided Executive is Senior Vice President of Operations on such vesting date.

The Stock Option Grant shall be made pursuant to the ECM Energy Services, Inc. 2013 Stock Plan, and shall in all respects be subject to the terms and conditions of such plan. Notwithstanding anything contained to the contrary therein, upon a termination of employment for reasons other than Cause or Voluntary Resignation, all unvested shares pursuant to the Stock Option Grant shall become immediately vested and eligible for exercise thereunder for a period of the lesser of 90 days or the remaining contractual term of the Stock Option Grant.

3. Expenses. In accordance with Company policy, the Company shall reimburse Executive for all reasonable association fees, professional related expenses (certifications, licenses and continuing professional education) and business expenses properly and necessarily incurred and paid by Executive in the performance of his duties under this Agreement upon his presentment of detailed receipts in the form required by the Company’s policy. Notwithstanding the foregoing, all expenses must be promptly submitted for reimbursement by the Executive. In no event shall any reimbursement be paid by the Company after the end of the year following the year in which the expense is incurred by the Executive.

4. Benefits.

(a) Vacation. Executive shall be entitled to four weeks vacation per year, which shall accrue at a rate of 1.67 days per month. Vacation must be taken in the year in which it accrues and the dates of any vacation must be approved by the Chief Executive Officer.

(b) Health Insurance and Other Plans. Executive shall be eligible to participate in the Company’s medical, dental and other employee benefit programs, if any, that are provided by the Company for its employees at Executive’s level in accordance with the provisions of any such plans, as the same may be in effect from time to time.

5. Term. The term of this Agreement will commence on the Effective Date hereof and shall continue until terminated by either party in accordance with Section 6 below.

6. Termination.

(a) Termination at the Company’s Election.

(i) For Cause. At the election of the Company, Executive’s employment may be terminated at any time for Cause (as defined below) upon written notice to Executive given pursuant to Section 12 of this Agreement. For purposes of this Agreement, “Cause” for termination shall mean that Executive: (A) pleads “guilty” or “no contest” to, or is convicted of an act which is defined as a felony under federal or state law, or is indicted or formally charged with acts involving criminal fraud or embezzlement; (B) in carrying out his duties, engages in conduct that constitutes negligence or willful misconduct; (C) engages in any conduct that may cause harm to the reputation of the Company; or (D) materially breaches any term of this Agreement. With respect to subsection (D) of this section, to the extent such material breach may be cured, the Company shall provide Executive with written notice of the material breach and Executive shall have ten (10) days to cure such breach.

(ii) Upon Disability, Death or Without Cause. At the election of the Company, Executive’s employment may be terminated: (A) should Executive have a physical or mental impairment that substantially limits a major life activity and Executive is unable to perform the essential functions of his job with or without reasonable accommodation (“Disability”); (B) upon Executive’s death; or (C) at any time Without Cause for any or no reason.

(b) Termination at Executive’s Election; Good Reason Termination. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason, upon ninety (90) days’ prior written notice given pursuant to Section 12 of this Agreement (“Voluntary Resignation”), provided that upon notice of resignation, the Company may terminate Executive’s employment immediately and pay Executive ninety (90) days’ Base Salary in lieu of notice. Furthermore, the Executive may terminate this Agreement for “Good Reason,” which shall be deemed to exist: (i) if the Company’s Board of Directors or that of any successor entity of Company, fails to appoint or reappoint the Executive or removes the Executive as a Vice President of the Company; (ii) a material breach by the Company of this Agreement; or (iii) if Executive is assigned any duties materially inconsistent with the duties or responsibilities of a Vice President of the Company as contemplated by this Agreement or any other action by the Company that results in a material diminution in such position, authority, duties, or responsibilities, excluding an isolated, insubstantial, and inadvertent action not taken in bad faith. Good Reason shall not exist hereunder unless the Executive provides notice in writing to the Company of the existence of a condition described above within a period not to exceed 90 days of the initial existence of the condition, upon the notice of which the Company does not remedy the condition within thirty (30) days of receipt of such notice.

7. Severance.

(a) Subject to Section 7(b) below, if Executive’s employment is terminated at any time, for reasons other than death, Disability, Cause or Voluntary Resignation Executive shall be entitled to receive a severance payment equal to six (6) months of Executive’s Base Salary, less applicable deductions and withholdings. Such severance payment shall be made in a single lump sum sixty (60) days following such termination, provided the Executive has executed and delivered to the Company, and has not revoked a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns, and such other persons and/or entities as the Company may determine, in a form reasonably acceptable to the Company. Such general release shall be delivered on or about the date of termination and must be executed within sixty (60) days of termination.

(b) If Executive’s employment is terminated for reasons other than death, Disability, Cause or Voluntary Resignation in connection with a Change In Control or within twelve (12) months thereof, Executive shall be entitled to receive, lieu of any severance pursuant to Section 7(a) above, a severance payment equal to twelve (12) months of Executive’s Base Salary, less applicable deductions and withholdings. Such severance payment shall be made in a single lump sum sixty (60) days following such termination, provided the Executive has executed and delivered to the Company, and has not revoked a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns, and such other persons and/or entities as the Company may determine, in a form acceptable to the Company. For purposes of this Agreement, “Change In Control” means the occurrence of any of the following events: (i) an acquisition (other than directly from the Company) of any voting securities of the Company by any person or group of affiliated or related persons (as such term is defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)), immediately after which such person or group has beneficial ownership (within the meaning of the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; provided that this subsection shall not apply to an acquisition of voting securities by any employee benefit plan or trust maintained by or for the benefit of the Company or its employees; (ii) a merger, consolidation or reorganization involving the Company whereby the holders of Company common stock immediately preceding such transaction no longer hold a majority of the shares of Company common stock after such transaction; or (iii) the sale or other disposition of all or substantially all of the Company’s assets.

(c) Notwithstanding the foregoing, (i) any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code and the regulations and official guidance issued thereunder (“Section 409A”)) that is/are required to be made to Executive hereunder as a “specified employee” (as defined under Section 409A) as a result of such employee’s “separation from service” (within the meaning of Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid upon expiration of such six (6) month delay period; and (ii) for purposes of any such payment that is subject to Section 409A, if the Executive’s termination of employment triggers the payment of “nonqualified deferred compensation” hereunder, then the Executive will not be deemed to have terminated employment until the Executive incurs a “separation from service” within the meaning of Section 409A.

(d) If Executive’s employment is terminated at any time, for reasons other than gross misconduct, and if Executive is eligible and enrolled in the Company’s medical and dental benefit programs, the Company will provide the necessary forms, including COBRA notifications, to allow Executive to continue those benefits for the time period allowed by law or under applicable programs. However, assuming Executive is eligible and elects to continue those benefits and Executive’s employment terminated for reasons other than Cause or Voluntary Resignation, the Company will continue to pay the same portion of Executive’s medical and dental insurance premiums under COBRA as during active employment (for Executive and eligible dependents) until the earlier of: (1) one year from Executive’s cessation from employment; or (2) the date Executive is eligible for medical and/or dental insurance benefits from another employer.

8. Confidentiality Agreement.

(a) Executive understands that during the Term he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all Company policies and procedures concerning such Confidential Information. Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information when necessary in the performance of his duties for the Company. Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no action of Executive. Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies promptly the Company of such subpoena, order or other requirement and allows the Company the opportunity to obtain a protective order or other appropriate remedy.

(b) During Executive’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, blackberries or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control.

(c) Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment. Executive agrees that the Company owns all such Creations, conceived or made by Executive alone or with others at any time during his employment, and Executive hereby assigns and agrees to assign to the Company all rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. Executive understands that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from his work at the Company.

(d) Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to his

duties hereunder as having been made or acquired by Executive prior to his work for the Company, except for the matters, if any, described in Appendix A to this Agreement.

(e) During the Term, if Executive incorporates into a product or process of the Company or any of its Affiliated Entities anything listed or described in Appendix A, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit as part of or in connection with any product, process or machine.

(f) Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

9. Non-solicitation; non-competition. (a) Executive agrees that, during the Term and, if Executive has, or is scheduled to receive severance payments pursuant to Section 7(a) or 7(b), until six (6) months after the termination of his employment, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, employ or solicit for employment any employee of the Company or any of its Affiliated Entities, or anyone who was an employee of the Company or any of its Affiliated Entities within the twelve (12) months prior to the termination of Executive’s employment, or induce any such employee to terminate his or her employment with the Company or any of its Affiliated Entities.

(b) Executive further agrees that, during the Term and, if Executive has, or is scheduled to receive severance payments pursuant to Section 7(a) or 7(b), until six (6) months after the termination of his employment, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, without the express written consent of an authorized representative of the Company, (i) perform services within the Territory (as defined below) for any Competing Business (as defined below), whether as an employee, consultant, agent, contractor or in any other capacity, (ii) hold office as an officer or director or like position in any Competing Business, or (iii) request any present or future customers or suppliers of the Company or any of its Affiliated Entities to curtail or cancel their business with the Company or any of its Affiliated Entities. These obligations will continue for the specified period regardless of whether the termination of Executive’s employment was voluntary or involuntary or with or without Cause or for any other reason.

(c) “Competing Business” means any corporation, partnership or other entity or person (other than the Company) which is engaged in the business of equipment rental, water hauling and logistics, or pilot car and escort services, which the Company has been engaged in during the preceding twelve (12) months or planned to be engaged in during the immediate future.

(d) “Territory” shall mean within any state or foreign jurisdiction in which the Company or any subsidiary of the Company is then providing services or products or marketing its services or products (or engaged in active discussions to provide such services).

(e) Executive agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 9 are too restrictive to be enforceable, the court shall reduce the scope of the restriction to the extent necessary to make the restriction enforceable. In furtherance and not in limitation of the foregoing, the Company and the Executive each intend that the covenants contained in this Section 9 shall be deemed to be a series of separate covenants, one for each and every state, territory or jurisdiction of the United States and any foreign country set forth therein. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

10. Representation and Warranty. The Executive hereby acknowledges and represents that he has had the opportunity to consult with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein. Executive represents and warrants that Executive has provided the Company a true and correct copy of any agreements that purport: (a) to limit Executive’s right to be employed by the Company; (b) to prohibit Executive from engaging in any activities on behalf of the Company; or (c) to restrict Executive’s right to use or disclose any information while employed by the Company. Executive further represents and warrants that Executive will not use on the Company’s behalf any information, materials, data or documents belonging to a third party that are not generally available to the public, unless Executive has obtained written authorization to do so from the third party and provided such authorization to the Company. In the course of Executive’s employment with the Company, Executive is not to breach any obligation of confidentiality that Executive has with third parties, and Executive agrees to fulfill all such obligations during Executive’s employment with the Company. Executive further agrees not disclose to the Company or use while working for the Company any trade secrets belonging to a third party.

11. Injunctive Relief. Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Sections 8 and 9 above may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure precisely damages for such injuries and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order and/or injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Sections 8 and 9 of this Agreement.

12. Notice. Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if either personally delivered, or if sent for next-day delivery by nationally recognized overnight courier, and addressed as follows:

(a)	If to Executive, to:

Robert Veshosky

[                    ]

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(b)	If to the Company, to:

ECM Energy Services, Inc.

1000 Commerce Park Drive, Suite 301

Williamsport, PA 17701

Attention: President

with a copy to (which shall not constitute notice hereunder):

Ralph V. De Martino

Schiff Hardin LLP

901 K Street NW, Suite 700

Washington, D.C. 20001

13. Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

14. Indemnification. The Company and Executive shall enter into the Indemnification and Advancement Agreement set forth in Exhibit B upon the execution of this Agreement. The Company further agrees that Executive will be covered by “directors and officers” insurance policies with respect to Executive’s acts as an officer.

15. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in Wilmington, Delaware.

16. Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any such waiver must be in writing, signed by the Party against whom such waiver is to be enforced.

17. Assignment. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

18. Entire Agreement. This Agreement (together with Appendix A hereto) embodies all of the representations, warranties, covenants, understandings and agreements between the Parties relating to Executive’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment. This Agreement may not be amended or modified except by a writing signed by the Parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date first written above.

ECM ENERGY SERVICES, INC.

	By:	/s/ Kevin Groman
	Name:	Kevin Groman
	Title:	Chief Executive Officer

Agreed to and Accepted:

/s/ Robert Veshosky
Robert Veshosky

Date:

Appendix A